As filed with the Securities and Exchange Commission on May 13, 2005
                           Registration No. 333-102145
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               AMENDMENT NO. 7 TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                    under the
                             SECURITIES ACT OF 1933

                                  ESESIS, INC.
                 (Name of small business issuer in its charter)


          Colorado                       4955                 03-0471717
          --------                       ----                 ----------
  (State or jurisdiction of   (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization) Classification Code Number)Identification Number)

                                  Esesis, Inc.
                             7345 E. Peakview Avenue
                           Centennial, Colorado 80111
                                 (303) 689-9601
        (Address and telephone number of principal executive offices and principal place of business)


                              Mark Hogan, President
                                  Esesis, Inc.
                             7345 E. Peakview Avenue
                           Centennial, Colorado 80111
                                 (303) 689-9601
            (Name, address and telephone number of agent for service)

                        Copies of all communications to:


                             Andrew I. Telsey, Esq.
                             Andrew I. Telsey, P.C.
                             12835 E. Arapahoe Road
                             Tower I Penthouse #803
                            Englewood, Colorado 80112
                                 (303) 768-9221
                               (303) 768-9224 FAX

                  Approximate date of proposed sale to public:
   As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                                    DILUTION

     Dilution represents the difference between the offering price and the net tangible book value per share of our common stock immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets, divided by the number of shares of common stock outstanding.

     Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing shareholders who paid nominal consideration for their shares. Accordingly, to the extent you purchase shares for a market price that exceeds net tangible book value per share, you will suffer an immediate dilution.

     The following table illustrates the pro forma per share dilution, assuming the sale of all of the 500,000 shares offered by Esesis.


          Offering price per share                             $.10

          Net tangible book value before the
            Offering                                           $.00

          Increase per share attributed to new
            Investors                                          $.00

          Pro forma net tangible book value per
            share after the offering                           $.00

          Dilution in net tangible book value to
            new investors                                      $.10
                                                               ====

     The following table illustrates the pro forma per share dilution, assuming nominal sales (25,000 shares) of the shares offered by Esesis.


          Offering price per share                             $.10

          Net tangible book value before the
            Offering                                           $.00

          Decrease per share attributed to new
            Investors                                          $.00

          Pro forma net tangible book value per
            share after the offering                           $.00

          Dilution in net tangible book value to
            new investors                                      $.10
                                                               ====

Prior Blank Check Company Experience of Officers, Directors, and Principal Shareholders

     A "Blank Check" company is a "shell" company, whose sole purpose is to locate and consummate a merger or acquisition with a private entity company. It generally has no other business operations or material assets. Following is a description of the blank check business experience of our management and principal shareholders.

Officers and Directors

     Mark Hogan, our President and a director, and Robert Wunder, a director, do not have any blank check company experience. The blank check company experience of our other officer and director, and of our principal shareholders, is set forth below.

     Gary Griffin, our Secretary and a director, is the former president and director of Beneficial Capital Financial Services, Inc. (SEC File No. 000-23726). Mr. Griffin was the President and a director of Beneficial from 1992 to 1994. Beneficial filed a registration statement on Form 10-SB in 1994. On November 3, 1994, Beneficial merged with Golden Eagle International, Inc., and in connection with the merger, Mr. Griffin's wife, Terry Whiteside, sold her 346,666 shares of common stock of Beneficial for approximately $30,000. Ms. Whiteside's securities transactions are more fully set forth below. In connection with and as a condition of the merger agreement, Mr. Griffin resigned as President and director and personally received no consideration. Golden Eagle is current with its filings pursuant to the Securities Exchange Act of 1934 and currently trades on the OTCBB under the symbol MYNG.OB. As of January 14, 2004, the high and low sales price for the common stock was $0.22 and $0.20, respectively. In addition, as more fully set forth below under Terry Whiteside, Mr. Griffin may be deemed to be a former shareholder of International Capital Funding, Inc. (SEC File No. 000-23391) by virtue of his wife's former ownership of common stock in that company, although Mr. Griffin disclaimed such ownership.

Principal Shareholders

     Marshall Griffin, a former director and a current principal shareholder, was a former shareholder of International Capital Funding, Inc. (SEC File No. 000-23391). International Capital filed a registration statement on Form 10-SB in 1997. On August 27, 1999, International Capital merged with XML Global Technologies, Inc. As a shareholder, Mr. Griffin did not exercise any control or engage in any policy-making decisions in connection with the operations of International Capital or its merger with XML. Mr. Griffin owned 50,000 shares of common stock of International Capital, which he acquired for $500 and were subsequently increased to 500,000 shares of common stock in connection with a 10-for-1 forward stock split that was approved in connection with the merger. Subsequent to the merger, Mr. Griffin sold his shares of common stock for approximately $1,200. XML is current with its filings pursuant to the Securities Exchange Act of 1934 and currently trades on the OTCBB under the symbol XMLG.OB. As of January 14, 2004, the high and low sales price for the common stock was $0.185 and $0.015, respectively.

     Terry Whiteside, a principal shareholder and the wife of Gary Griffin, our secretary and president, was a former shareholder of Beneficial Capital
Financial Services, Inc. (SEC File No. 000-23726). As described above, Beneficial filed a registration statement on Form 10-SB in 1994. On November 3, 1994, Beneficial merged with Golden Eagle International, Inc. As a shareholder, Ms. Whiteside did not exercise any control or engage in any policy-making decisions in connection with the operations of Beneficial or its merger with Golden Eagle. However, her husband, Gary Griffin, was the President and a director of Beneficial. Ms. Whiteside owned 346,666 shares of common stock of Beneficial, which she acquired for approximately $15,000. Subsequent to the merger, Ms. Whiteside sold her shares of common stock for approximately $30,000. Golden Eagle is current with its filings pursuant to the Securities Exchange Act of

1934 and currently trades on the OTCBB under the symbol MYNG.OB. As of January 14, 2004, the high and low sales price for the common stock was $0.22 and $0.20, respectively. In addition, Ms. Whiteside is a former shareholder of International Capital Funding, Inc. (SEC File No. 000-23391). International Capital filed a registration statement on Form 10-SB in 1997. On August 27, 1999, International Capital merged with XML Global Technologies, Inc. As a shareholder, Ms. Whiteside did not exercise any control or engage in any policy-making decisions in connection with the operations of International Capital or its merger with XML. Ms. Whiteside owned 50,000 shares of common stock of International Capital, which she acquired for $500 and were subsequently increased to 500,000 shares of common stock in connection with a 10-for-1 forward stock split that was approved in connection with the merger. Subsequent to the merger, Ms. Whiteside sold her shares of common stock for approximately $2,000. XML is current with its filings pursuant to the Securities Exchange Act of 1934 and currently trades on the OTCBB under the symbol XMLG.OB. As of January 14, 2004, the high and low sales price for the common stock was $0.185 and $0.015, respectively.

Item 27.  Exhibits.

Exhibit No.    Description
-----------    -----------

3.1 Articles of Incorporation dated July 5, 2002 and Statement of Correction thereto*

3.2            Bylaws*

4.1            Form of Specimen Common Stock Certificate*

5.1            Opinion of Andrew I. Telsey, P.C. dated __________, 2005.*

10.1 Management Employment Agreement between Esesis Environmental, Corp. and Charles Thorn dated October 1, 2002*

10.2 Revolving Line of Credit Agreement between Esesis, Inc. and Insurenational, A.V.V.*

10.3 Revolving Line of Credit Agreement between Esesis, Inc. and First American State Bank.*

10.4           Modification Agreement with First American State Bank*

10.5           Security Agreement with First American State Bank*

10.6           Extension Letter Agreement with First American State Bank*

10.7           (a)  Promissory Note between Esesis, Inc. and Charles Thorn dated
                    May 1, 2003
               (b) Promissory Note between Esesis, Inc. and Charles Thorn dated January 1, 2003
               (c) Promissory Note between Esesis, Inc. and Charles Thorn dated March 1, 2003
               (d) Promissory Note between Esesis, Inc. and Charles Thorn dated March 1, 2003

21.1           List of Subsidiaries*

23.1 Consent of Andrew I. Telsey, P.C. (included in Exhibit 5.1 hereto)*

23.2           Consent of Turner, Stone & Company, L.L.P.*

23.3           Consent of Stark Winter Schenkein & Co., LLP.*
------------
*        previously filed

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, Esesis, Inc., the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Centennial, State of Colorado on May 13, 2005.


                                    ESESIS, INC.


                                    By: s/ Mark Hogan
                                       ------------------------------------
                                       Mark Hogan
                                       President, Treasurer, Principal Executive
                                       Officer, Principal Financial Officer and
                                       Principal Accounting Officer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                      Title                   Date
---------                                      -----                   ----

s/ Mark Hogan                     President, Treasurer, Principal   May 13, 2005
------------------------------    Executive Officer, Principal
Mark Hogan                        Financial Officer and Principal
                                  Accounting Officer

s/Gary Griffin                    Secretary and Director           May 13, 2005
------------------------------
Gary Griffin

                                  Director                         May __, 2005
------------------------------
Robert Wunder